Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE AGREEMENT, made and entered into by and between VERILINK CORPORATION, a Delaware corporation (hereinafter referred to as “Landlord”) and THE BOEING COMPANY, a Delaware corporation (hereinafter referred to as “Tenant”).

WITNESSETH:

WHEREAS, by Lease Agreement dated August 2, 2002 entered into by and between Landlord and Tenant (the “Lease”), Landlord did lease and demise unto Tenant certain office space (containing approximately 109,910 square feet of floor area), together with the land and parking areas thereto located at 950 Explorer Boulevard, Huntsville, Alabama (the “Premises”) on the conditions and for the terms and rental rate set forth therein; and

WHEREAS, Landlord and Tenant desire to extend the Lease Term and adjust the Base Rent therefore; and

NOW THEREFORE, the parties hereto mutually agree that said Lease shall be amended in accordance with the following:

A.)

The Lease Term, which, according to Article 1.6 of the Lease, Lease Term is for a “sixty-four (64) month period”, shall be modified such that the Lease Term shall be for a “one hundred twenty four (124) month period”.

B.)

The Expiration Date, which is scheduled to occur on November 30, 2007, as provided in Article 1.8 of the Lease, Expiration Date, is hereby extended for sixty (60) additional, successive months thus expiring November 30, 2012.

C.)	Article 2.3 of the Lease, Right to Extend Lease Term, shall be deleted and following placed in its stead:

“Tenant shall have five (5) successive two (2) year options to extend the Lease. To extend the Lease Term, Tenant must give written notice to Landlord no later than nine (9) months prior to the end of the Lease Term (or any extensions thereof) of its intentions to extend the Lease Term. The rent for each option period shall be at ninety-percent (90%) of the Fair Market Rent, as defined in Paragraph 3.1.2 as amended by First Amendment to Lease.”

The last paragraph of Article 3.1.2 of the Lease is replaced with the following:

For purposes of this Paragraph 3.1.2, the term “Comparable Buildings” shall mean office buildings similar in size, style and condition to the Premises in Huntsville, Alabama.  Rental rate comparisons will be for leases (excluding subleases) for transactions completed within the last twelve (12) months of the date of expiration of the then term of this lease.

The term “Fair Market Rental Value” shall mean a rental rate equal to the market rental rate for comparable space in Comparable Buildings (but without considering any improvements, alterations, or additions made by Tenant at Tenant’s expense per the attached schedule, which will be updated throughout the lease term to reflect any additional improvements, alterations, or additions made by Tenant at Tenant’s expense), taking into account the cost of any refurbishment to the Premises necessary to make the Premises substantially equivalent in condition (but without considering any improvements, alterations, or additions made by Tenant at Tenant’s expense) to comparable space in Comparable Buildings and any rental incentives being realized by tenants in the Comparable Buildings and any market supported adjustments for rental rate inflation or deflation to the commencement of the term of the applicable Option.

Each party will hire an MAI Appraiser with a minimum of five (5) years of experience with lease valuation of commercial office buildings in the Huntsville area. The appraisers will use the above referenced set of instructions. If the two appraisers’ opinions of the market rent do not differ by more than five percent (5%) of the lower of such two opinions, the two opinions will then be averaged and the Fair Market Rental Value will be this average. If the two appraisers’ opinions of the market rent differ by more than five percent (5%) of the lower of such two opinions, then a third MAI appraiser will be selected jointly by the two MAI appraiser already named and such third appraiser shall be hired and paid for equally by both parties (and if the first two appraisers cannot agree upon the third appraiser, either Landlord or Tenant may apply to the Atlanta District Vice President of the American Arbitration Association to appoint a qualified third appraiser). The third appraiser will evaluate the market, and the opinion of the other two appraisers, and will then arrive at a market rental rate, which shall be no higher than the higher of the other two opinions and no lower than the lower of the other two opinions, and which shall thereupon be treated as the Fair Market Rental Value for purposes of calculating Base Rent during the relevant period.

D.)

Effective December 1, 2005 or the first (1st) day of the month immediately following full execution of this First Amendment to Lease, whichever is the latter to occur (the “Modified Rent Commencement Date or MRCD”), the “Rental Schedule”, as provided in Exhibit C of the Lease shall be deleted and the following schedule shall be placed in its stead:

“Period	Annual Rental	Monthly Rental

MRCD through 11/30/06	$775,000.00	$64,583.33
12/1/06 through 11/30/07	$794,375.04	$66,197.92
12/1/07 through 11/30/08	$814,234.44	$67,852.87
12/1/08 through 11/30/09	$834,590.27	$69,549.19
12/1/09 through 11/30/10	$855,455.04	$71,287.92
12/1/10 through 11/30/11	$876,841.44	$73,070.12
12/1/11 through 11/30/12	$898,762.48	$74,896.73

E.)

In consideration for Tenant entering into this First Amendment to Lease, Landlord shall contribute a sum not to exceed Seven Hundred Thousand Dollars ($700,000.00) (the “HVAC Allowance”) toward the cost of repairing and/or replacing the existing heating, ventilating and air-conditioning system (the “HVAC System”) servicing the Premises. Such contribution shall be considered, for all purposes herein, a capital contribution by Landlord and in no event shall be construed as an Operating Expense, as that term is used in the Lease. The HVAC Allowance is not an Operating Expense and may not be charged to Tenant in any way. Tenant shall submit invoices to Landlord for work that has been performed for Tenant in connection with repairing and/or replacing the HVAC System and Landlord shall promptly pay such invoices (subject to such reasonable audit and verification as Landlord deems appropriate) until the cumulative amount of such invoices reaches the HVAC Allowance. All repairs or replacements to the HVAC system shall be performed by licensed contractors approved in writing by Landlord and shall be performed in accordance with all applicable building codes and ordinances.

In the event that the cost of such repair and/or replacement exceeds the HVAC Allowance, Landlord shall, at its sole cost and expense, pay such excess (the “Additional Amount”) not to exceed $500,000.00.  The Additional Amount is not an Operating Expense and may be charged to Tenant only as provided in this paragraph. Tenant shall submit invoices to Landlord for work that has been performed for Tenant in connection with repairing and/or replacing the HVAC System that exceed the HVAC Allowance and Landlord shall promptly pay such invoices (subject to such reasonable audit and verification as Landlord deems appropriate) until the cumulative amount of such invoices (over and above the HVAC Allowance) reaches the Additional Amount. Tenant agrees to pay to Landlord, as Additional Rent during each month of the Term following the payment by Landlord of the Additional Amount, an amount that would amortize the Additional Amount over a period of fifteen (15) years, based on an interest rate of nine percent (9%) per annum on the unamortized balance and level monthly payments of principal and interest.

Prior to any sale, lease, disposition, or encumbrance of the Property by Landlord, and to secure Landlord’s obligation to pay the HVAC Allowance and the Additional Amount, Landlord shall open an escrow at the Huntsville, Alabama office of First American Title Insurance Company or such other title insurance company in Huntsville, Alabama as may be designated by Tenant (the “Escrow Holder”) and shall deposit with the Escrow Holder on or before the closing of any such sale, lease, disposition, or encumbrance the sum of

One Million Two Hundred Thousand and 00/100 Dollars ($1,200,000.00), being the total of the HVAC Allowance and the maximum amount of the Additional Amount minus any amount of the HVAC Allowance or the Additional Amount that has been actually paid to Tenant by Landlord prior to that date.  Landlord and Tenant shall jointly instruct the Escrow Holder to pay to Tenant the amounts that Tenant shall certify to the Escrow Holder that Tenant has incurred in connection with the HVAC System up to, but not in excess of One Million Two Hundred Thousand Dollars ($1,200,000.00).  The Escrow Holder shall be further instructed to pay to Landlord any amount remaining in the hands of the Escrow Holder on the earlier of (a) the date on which Tenant confirms in writing to the Escrow Holder that Tenant has no further invoices to submit to the Escrow Holder in connection with the HVAC System or (b) two (2) years after the date of this First Amendment to Lease Agreement.  The funds so deposited with the Escrow Holder shall not be payable to Landlord or any successor Landlord prior to the earlier of said dates, notwithstanding any agreement between Landlord and any successor to Landlord to the contrary.  Notwithstanding paragraph 20.3 of the Lease or any other provision of the Lease, any assignee or successor of Landlord shall be liable to perform the obligations of Landlord under this paragraph and shall be fully liable to Tenant for the full amount of the HVAC Allowance and the Additional Amount (and paragraph 20.3 is hereby so amended) PROVIDED that any successor of the original Landlord shall be discharged of such obligation to the extent of the amounts of the HVAC Allowance and/or the Additional Amount actually paid by the original Landlord to the Tenant or to the Escrow Holder.

Additionally, in reference to Article 3.2.2 of the Lease, Exceptions, to the extent that capital costs are allowed as Operating Expenses, the first $25,000 of such allowed capital costs in any calendar year during the Term may be treated as an Operating Expense, and all allowed capital improvement costs in excess of $25,000.00, in any calendar year during the Term of the Lease, shall be amortized over a period equal to the useful life of the system or equipment installed or fifteen (15) years, whichever is less and on the basis of level total payments of principal and interest (using an interest rate of nine percent (9%) per annum), and it is hereby understood and agreed that during the Term of the Lease Tenant shall be responsible for payment unto Landlord for said amortized cost (prorated for partial years) to the extent that the period of such amortization falls during the Term of the Lease.

F.)

Article 17, Surrender, is hereby amended by deleting the expression “Lease Commencement Date” in the two places where it occurs and replacing it with the expression “Relevant Return Condition Date”.  Article 17 is further amended by adding the following sentence to the end of Article 17.  The :”Relevant Return Condition Date” is (1) the Lease Commencement Date if the Lease is terminated prior to December 1, 2007; (2) December 1, 2007 if the Lease expires or is terminated from December 1, 2007 through and including November 30, 2012; and (3) for each two-year option period provided for in Paragraph C of this First Amendment to Lease, the first day of such two-year period.

G.)	Article 22.1 of the Lease, Option to Purchase, shall be deleted and the following placed in its stead:

“Provided Tenant is not in default of any terms and/or conditions of the Lease, Landlord hereby grants unto Tenant, the first right to purchase the Premises expressly subject to the conditions set forth herein. In the event Landlord receives an offer acceptable to Landlord or, in the alternative, elects to market the Premises for sale, Landlord shall be required to notify Tenant of such and upon receipt of such notification, Tenant shall have fifteen (15) days to respond, in writing, as to its intent to purchase the Premises.

In the instance where Landlord receives a bona fide offer from a third party which is acceptable to Landlord and the Landlord (1) has not previously provided Tenant a notice to market the Property as set forth in the next succeeding paragraph below and (2) is not required to notify Tenant of such offer pursuant to the next succeeding paragraph below, Landlord shall notify Tenant of such offer and its content whereby Tenant shall have the right to purchase the Premises in accordance with the terms and conditions set forth therein.

In the instance where Landlord elects to market the Premises for sale, Landlord, prior to commencing its marketing effort, shall notify Tenant of such and offer unto Tenant the minimum purchase price and acceptable terms established by Landlord. Provided Tenant accepts the offer in fifteen (15) days after such notice, Tenant shall consummate the purchase of the Premises in accordance with such offer. In the event Tenant rejects such offering or fails to respond within the fifteen-day period, as provided hereinabove, Landlord shall be released from its obligation to offer the Premises to Tenant hereunder and commence to market the Premises to potential purchasers. Notwithstanding, in the event Landlord should agree to accept a price and/or terms less favorable to Landlord than that which had been previously offered to Tenant, prior to acceptance thereof, Landlord shall be required to notify Tenant of such less favorable price and terms whereby Tenant, within the fifteen day time period set forth hereinabove, have the right to purchase the Premises at such price and terms.

It is hereby understood and agreed that Tenant’s failure to strictly comply with the conditions of this Article 22.1 shall constitute forfeiture of the rights granted herein.”

H.)

Tenant represents and warrants that its has neither engaged nor commissioned any party to represent its interest in regards to this First Amendment to Lease except USI Real Estate Brokerage Inc. (“USI”) and Concourse Group, Inc. (“Concourse”), which shall be paid by Landlord in accordance with a separate agreement. Hence, Tenant hereby indemnifies Landlord from and against any and all claims by other third parties for brokerage fees or commissions.

I.)	All representations and warranties of Landlord made with respect to the Lease shall be deemed to apply to this First Amendment to Lease.

J.)	All capitalized terms, not otherwise defined, shall have the same meaning as provided in the Lease.

K)	Miscellaneous Provisions Applicable to this First Amendment to Lease.

          (1)          This First Amendment to Lease will be effective immediately upon execution and delivery by the parties.

          (2)          This First Amendment to Lease may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute but one and the same instrument.

          (3)          This First Amendment to Lease shall be governed by the law of the State of Alabama, without reference to its choice of law rules.

          (4)          This First Amendment to Lease supersedes any prior agreements, negotiations and communications, oral or written, with respect to this subject matter and contains the entire agreement between, and the final expression of, Buyer and Seller with respect to the subject matter hereof. No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party hereto shall be of any effect unless it is in writing and executed by the party to be bound thereby.

L)      Status of Agreement.

          As amended by this First Amendment to Lease, the Lease continues in full force and effect in accordance with its terms. On and after the date of this First Amendment to Lease, the Lease shall be deemed amended by this First Amendment to Lease and all references in the Agreement to “this Agreement” “this Lease” “herein” “hereof” and the like shall be deemed to be references to the Agreement as amended by this First Amendment to Lease.

IN WITNESS WHEREOF, the parties hereto have set their hands and signatures this 7th day of November, 2005.

LANDLORD:VERILINK CORPORATION,
a Delaware corporation

	BY:	/s/ Timothy R. Anderson

Witness	TITLE:	CFO
	DATE:	November 7, 2005

	TENANT:	THE BOEING COMPANY,
a Delaware corporation

	BY:	/s/ Marc A. Poulin

Witness	TITLE:	Authorized Signatory
	DATE:	November 4, 2005